NAREIT Presentation November 2020 Exhibit 99.2

Disclaimer & Risk Factors Certain of the matters discussed in this investor presentation constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the expected effects and benefits of the merger with Strategic Storage Growth Trust, Inc. ("SSGT"), the potential merger of Strategic Storage Trust IV, Inc. (“SST IV”) pursuant to the merger agreement executed on November 10, 2020 (“SST IV Merger Agreement”) and the Series A Preferred equity investment, including anticipated future financial and operating results and synergies, as well as all other statements in this investor presentation, other than historical facts. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements, including, without limitation, the following: (i) risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the SSGT merger, the SST IV merger, or other business matters; (ii) significant transaction costs, including financing costs, and unknown liabilities; (iii) failure to realize the expected benefits and synergies of the SSGT merger, the SST IV merger or the self administration transaction in the expected timeframes or at all; (iv) costs or difficulties related to the integration of acquired self storage facilities and operations, including facilities acquired through the SSGT merger, the SST IV merger and operations acquired through the self administration transaction; (v) changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including wars, natural disasters, epidemics and pandemics, including the outbreak of novel coronavirus (COVID-19), military actions, and terrorist attacks; (vi) changes in tax and other laws and regulations; (vii) difficulties in SmartStop’s ability to attract and retain qualified personnel and management; or (viii) the occurrence of any event, change or other circumstances the could give rise to the termination of the SST IV Merger Agreement. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SmartStop’s views as of the date on which such statements were made. SmartStop anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SmartStop’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SmartStop are described in the risk factors included in SmartStop’s filings with the SEC, including SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q, which factors are incorporated herein by reference, all of which are filed with the SEC and available at www.sec.gov. SmartStop expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences. This is neither an offer nor a solicitation to purchase securities. See our Form 10-K and recent Form 10-Q for specific risks associated with an investment in SmartStop Self Storage REIT, Inc.. As of September 30, 2020, our accumulated deficit was approximately $136.9 million and it is possible that our operations may not be profitable in 2020. We have paid distributions from sources other than our cash flows from operations, including from the net proceeds of our public offering and our distribution reinvestment plan (DRP offering).  We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions.  For the years ended December 31, 2014, 2015 and 2016, we funded 100% of our distributions using proceeds from our offering. For the years ended December 31, 2017, and 2018, we funded 61% and 54% of our distributions using cash flow from operations and 39% and 46% using proceeds from our DRP offering, respectively. For the years ended December 31, 2019, we funded 27% of our distributions using cash flow from operations, 30% from cash provided by financing activities, and 43% using proceeds from our DRP offering. For the nine months ended September 30, 2020, we funded 61% of our distributions using cash flow from operations, 6% from cash on hand, and 33% using proceeds from our DRP offering. If we continue to pay distributions from sources other than cash flows from operations, we will have fewer funds available for acquiring properties, which may reduce our stockholders’ overall returns.  Additionally, to the extent distributions exceed cash flows from operations, a stockholder’s basis in our stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain. No public market currently exists for shares of our common stock and there may never be one. Therefore, it will be difficult for our stockholders to sell their shares. Our charter does not require us to pursue a liquidity transaction at anytime. If you sell your shares, it will likely be at a substantial discount. We may only calculate the value per share for our shares annually and, therefore, you may not be able to determine the net asset value of your shares on an ongoing basis. We cannot assure our stockholders that we will be successful in the marketplace. Revenues and earnings from SST IV and Strategic Storage Growth Trust II, Inc. (the “Managed REITs”) are uncertain. Because the revenue streams from the advisory agreements with the managed REITs are subject to limitation or cancellation, any such termination could adversely affect our financial condition, cash flow and the amount available for distributions to you. We will face conflicts of interest relating to the purchase of properties, including conflicts with SST IV and Strategic Storage Growth Trust II, Inc., and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities. Our trademarks are important to the value of our business, and the ability to protect, and costs associated with protecting, our intellectual property could adversely affect our business and results of operations. We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment. Our Series A Preferred Shares rank senior to our common stock, and therefore, any cash we have to pay distributions will be used to pay distributions to the holders of Series A Preferred Shares first, which could have a negative impact on our ability to pay distributions to our common stockholders. We may fail to qualify as a REIT, which could adversely affect our operations and our ability to make distributions. Our board of directors may change any of our investment objectives without your consent.

Additional Disclaimer & Risk Factors Additional Information and Where to Find It In connection with the proposed merger, SmartStop intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that will include a proxy statement of SST IV and will also constitute a prospectus of SmartStop. SST IV intends to mail or otherwise provide to its stockholders the proxy statement/prospectus and other relevant materials, and hold a meeting of its stockholders to obtain the requisite stockholder approval of the merger and an amendment to SST IV’s charter to remove the limitations on “roll-up transactions,” which is necessary to consummate the merger. BEFORE MAKING ANY VOTING DECISION, SST IV’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents that SST IV and SmartStop file with the SEC (when available) from the SEC’s website at www.sec.gov, SST IV’s website at https://strategicreit.com/site/sst4, and SmartStop’s website at https://strategicreit.com/site/sst2. In addition, the proxy statement/prospectus and other documents filed by SST IV and SmartStop with the SEC (when available) may be obtained from SST IV free of charge by directing a request to the following address: Strategic Storage Trust IV, Inc., Attention: Nicholas M. Look, 10 Terrace Road, Ladera Ranch, California 92694, or by calling (877) 327-3485. No Offer or Solicitation This communication does not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of a proxy or of any vote or approval. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication may be deemed to be solicitation material in respect of the proposed merger. Participants in Solicitation Relating to the Merger SST IV and SmartStop and their respective directors and executive officers, as well as SST IV’s external investment advisor, may be deemed, under SEC rules, to be participants in the solicitation of proxies from SST IV’s stockholders with respect to the proposed merger. Security holders can obtain information regarding the names, affiliations and interests of such persons in SST IV’s proxy statement filed with the SEC on April 9, 2020, and SmartStop’s proxy statement filed with the SEC on April 24, 2020. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

Today’s Presenters



H. Michael Schwartz
Founder & Executive Chairman

- Chairman since March 2013
- Founder and creator of SmartStop® Self Storage brand and platform
- 30+ years of real estate, securities and corporate financial management experience



Michael McClure
Chief Executive Officer

- CEO since June 2019
- With SmartStop companies since 2008, previously President, CFO, EVP and Treasurer
- 30+ years of real estate and finance experience



James Barry
CFO & Treasurer

- CFO and Treasurer since June 2019
- With SmartStop companies since 2012, previously SVP of Finance
- 10+ years of real estate and finance experience

NAREIT Presentation 4

SmartStop at a Glance

SmartStop Self Storage REIT, Inc.

...The Smarter Way to Store!®

SmartStop Self Storage REIT is one of the fastest growing public self storage companies

Initially started raising equity capital in 2014 through the broker dealer network as a public non-traded REIT

10th Largest
Self Storage Company in the U.S.

11.2 Million
Owned and Managed Rentable Square Feet

148
Owned and Managed Self Storage Facilities



$1.7 Billion
Self Storage Assets Under Management

$4.0 Billion
Historical Self Storage Transaction Activity

390+
Employees



14%
Management Ownership In The Company

92.2%
Q3 2020 Quarter End Same Store Occupancy

4.7%
Q3 2020 Same Store NOI Growth



NAREIT Presentation 5

Self Storage Sector Is Highly Attractive Fragmented market with opportunity to consolidate US market share by square footage(2) Source: NAREIT Annual Returns by Property Sector and Subsector 1994 – 2019, Inside Self Storage. Total U.S. square footage of 1.898 billion per 2020 Self-Storage Almanac. Non-public peers per Inside Self Storage. Data for public companies per public filings including JV ownership as available. SmartStop includes US assets pro forma for pending merger with SST IV. Recession-resistant asset class has outperformed other real estate sectors Trailing compound annual total returns through 2019(1) Top 10 Owners 26% Remaining Market 74% 1.9 Billion NRSF 503 Million NRSF 1% 1% 1% 1% 2% 2% 3% 3% 5% 9%

Store Branding Brand Awareness Strong and Valuable Brand Identity Well-Known Brand Name Brand Protection Recognizable Signage and Colors SmartStop® Brand Appearances Registered trademarks in U.S. / Canada 250 U.S. / Canadian domain names Continued investment in brand and marketing translates to customer awareness Moving Supplies Website Special Events / Sponsorships Employee Uniforms Processes in place to act upon brand infringement 148 Stores operating under the SmartStop® brand Digital Marketing

Track Record Of Creating Shareholder Value

SmartStop Self Storage REIT, Inc.
...The Smarter Way to Store!®

Major Company Milestones

NOVEMBER 2005
H. Michael Schwartz acquires first ten self storage properties

MARCH 2008
SST, first public non-traded REIT entirely focused on self storage, declared effective and begins offering shares at $10.00

JULY 2009
Birth of the SmartStop® Self Storage brand

SEPTEMBER 2009
Self Storage REIT I & II merge with SST

NOVEMBER 2010
SST acquires first property in Toronto

MARCH 2011
SST launches SmartStop website: www.smartstop.com

DECEMBER 2011
SST completes Homeland Portfolio acquisition, capping $240M of acquisitions during 2011

AUGUST 2012
SST acquires 100th self storage property

OCTOBER 2012
SmartStop recognized as 7th largest owner operator of self storage in the US

JANUARY 2013
SST II is formed

JANUARY 2015
Acquired Mini-U portfolio of 32 properties

SEPTEMBER 2015
SST closes all-cash merger for $13.75 / share, returning over $800M of equity to shareholders

DECEMBER 2016
SST II completes acquisition of Mindful Storage portfolio

JANUARY 2017
SST II completes its offering, raising over $500M in equity

JANUARY 2019
SST II completes merger with SSGT, SSGT successful full-cycle cash transaction at $12.00/share

JUNE 2019
SST II completes Self Administration Transaction, renames company to SmartStop Self Storage REIT, Inc.

OCTOBER 2019
SmartStop raises up to $200M convertible preferred equity from Extra Space Storage (NYSE: EXR)

NOVEMBER 2020
SmartStop announces planned merger with SST IV to close in first half of 2021

2005 // 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020

NAREIT Presentation 8

Investment Highlights

Best-In-Class Operator And Technology Platform Demonstrated Ability To Grow Externally Conservative And Diversified Capital Structure Experienced Management Team And Board High Quality Properties In Key Growth Markets Investment Highlights 1 2 3 4 5 Naples, Florida

Owned & Managed Portfolio Overview 148 Properties Owned & Managed In US & Canada 62% Concentration In Top MSAs(1) 103K Average 3 Mile Radius Population(2) Note: Portfolio as of 9/30/2020 and includes all operational properties owned and managed by SmartStop. Determined based on largest US MSAs and Toronto. Includes all SmartStop owned or managed properties, including JV ownership. Greater Toronto Area included as a top 25 MSA, ranked 8th, with a population of 6.2 million. Weighted by square feet across total owned and managed portfolio. Per Company internal data. Other category includes WA (3.1%), CO (3.1%), AZ (2.9%), IL (2.8%), OH (2.5%), MI (2.4%), SC (2.2%), MD (1.5%), AL (1.5%), NJ (1.3%), IN (1.0%), MA (0.8%), WI (0.7%) and VA (0.6%). Portfolio Diversification by NRSF >10% 5-10% 2-5% <2% % of NRSF 1 4 27 6 25 5 2 1 2 2 1 19 3 5 4 14 12 5 9 (3) 1

High Quality Properties in Key Growth Markets Toronto, ONT Phoenix, AZ Orlando, FL Los Angeles, CA San Diego, CA Charlotte, NC

Concentration In Top Growth Markets Florida Avg. 3 Mi. Median HHI ($000s)(1) # of Properties 25.3% 24 5.7% 149.4 20.6% 17 2.0% 79.6 Source: Company internal data. Note: Data presented represents SmartStop’s existing owned portfolio only, prior to pending merger with SST IV. Median household income and population weighted by square feet. Median household income in USD with CAD converted at estimated 1 CAD : USD 0.76 exchange rate. % of Q3 2020 NOI California Avg. 3 Mi. Population (000s)(1) $71.6 $67.4 Toronto 13.2% 12 5.9% 169.7 $76.7 Q3 2020 YoY Same Store Revenue Growth

Rents and Demographics Reflect Strength of Property Locations

SmartStop Self Storage REIT, Inc.
...The Smarter Way to Store!®

Q3 2020 Same Store Rent / SF(1)


$17.26
$16.97
$16.57
$16.03
$14.43
$12.02
Public Storage
CubeSmart
Extra Space Storage
SmartStop
LifeStorage

Percentage In Top 25 MSAs(2)


77%
73%
66%
60%
54%
41%
Public Storage
CubeSmart
Extra Space Storage
SmartStop
LifeStorage

3 Mile Median Household Income (000s)(3)


$81
$80
$80
$76
$68
$67
Public Storage
Extra Space Storage
CubeSmart
LifeStorage
SmartStop

3 Mile Population (000s)(3)


171
133
131
101
97
73
CubeSmart
Public Storage
Extra Space Storage
SmartStop
LifeStorage

Sources: SNL, Company internal data, Ontario Ministry of Finance, Company Filings, Evercore Storage Demographic Update May 2020.
Note: SmartStop represents standalone entity prior to merger with SST IV.
(1) Reflects annualized rental revenue per occupied square foot as reported in company filings. Note that the named companies may have different determinations of "rental revenue" for this calculation and may or may not include adjustments for non-rental income, discounts and bad debt. SmartStop reports an annualized revenue per occupied square foot, which includes tenant protection plan revenues and is net of adjustments for bad debt.
(2) Based on square feet, except for NSA and LSI which are based on number of properties per SNL in November 2020. PSA per 2019 public filings. Greater Toronto Area included as a top 25 MSA, ranked 8th, with a population of 6.2 million.
(3) Peers per Evercore Storage Demographic Update May 2020. Company per internal data. In USD for median household income with CAD converted at estimated 1 CAD : USD 0.76 exchange rate for SmartStop's Canadian assets.

NAREIT Presentation 14

10 Year Track Record In 3rd Largest City In US and Canada

SmartStop Self Storage REIT, Inc.
...The Smarter Way to Store!®

Toronto would be the 3rd most populous city in the US, while claiming strong projected population growth and least saturated self storage market amongst its American peer cities



Peterborough
Oshawa
Toronto
Mississuaga
Hamilton
St. Catharines
SmartStop Self Storage
OWNED PROPERTIES (12)
MANAGED PROPERTIES (10)

Toronto And Largest Cities In United States By Population(1)



(Populations in millions)
8.4
4.0
3.0
2.7
2.4
1.6
1.6
1.5
1.4
1.4
NYC
LA
Toronto
Chicago
Houston
Phoenix
Philadelphia
San Antonio
San Diego
Dallas

2020E – 2026E Population Growth Projections(1)



7.6%
7.4%
7.1%
6.4%
5.8%
2.2%
0.9%
0.8%
(1.0%)
(1.4%)
Phoenix
San Antonio
Toronto
Houston
Dallas
San Diego
Philadelphia
LA
NYC
Chicago

Square Feet Per Capita(2)



2.5
3.1
3.4
4.5
5.3
6.1
6.9
7.8
9.1
9.5
Toronto
New York
Los Angeles
Philadelphia
Chicago
San Diego
Phoenix
San Antonio
Dallas
Houston

Sources: SNL, Marcus & Millichap Self Storage US Investment Forecast, Inside Self Storage, Ontario Ministry of Finance website.
Note: SmartStop reflects owned and managed properties. Includes properties under development which are not operational.
(1) Population data for US cities per SNL; population data for Toronto per Ontario Ministry of Finance website.
(2) Represents square feet per capita of each city's respective storage market. Defined by Marcus & Millichap for US cities. Defined as 2.5 square feet per capita for Greater Toronto Area per CBRE Storage report 2016.

NAREIT Presentation 15

Development Case Study Stoney Creek, ONT (Toronto MSA) – Ground Up Development Delivered in June 2018(1) Quickly gained occupancy given strong Toronto storage fundamentals, strong asset quality and desirable location Lease-up resilience during global pandemic Partially opened in June 2018, fully opened in July 2018. Represents annualized revenue CAGR from June 2018 through August 2018 of $33.6k to July 2020 through September 2020 of $282.3k. 905 Storage Units 76,300 Square Feet 97% Q3 Period End Occupancy 178% Revenue CAGR Since Delivery(2) $CAD Thousands

Q3 2020 & COVID Update

SmartStop Self Storage REIT, Inc.
...The Smarter Way to Store!®

Q3 2020 Highlights

- Strong same store results compared to Q3 2019
  - Revenues increased 3.3%
  - Operating expenses increased 0.6%
  - NOI increased 4.7%
  - Average same store physical occupancy increased to 91.7% compared to 89.8% in Q3 2019
  - Annualized revenue per occupied square foot increased 1.1% to $16.03
- Increased total self storage-related revenues by 4.8% compared to Q3 2019
- FFO, as adjusted, increased by 104% compared to Q3 2019

COVID Operational Update

Safety Measures & Continuity

- Social Distancing – only one customer in office at a time
- Cleanliness – thorough cleaning at each facility, installation of plastic dividers, and employees required to wear masks
- Security & Communication – security protocols remain online with the call center and website available for customers

Rental Update

- Resumed existing customer rate increases on a modified basis beginning July 2020 and through Q3 2020
- YoY reduction in late fees during Q3 2020 of ~17% on a same store basis

Occupancy Update

- YoY Q3 2020 same store move-ins increased ~8%, an improvement from a YoY Q2 2020 decline of ~5%
- YoY Q3 2020 same store move-outs declined ~5%, compared to YoY Q2 2020 decline of ~12%

Source: Company filings.

NAREIT Presentation 17

SmartStop
Self Storage REIT, Inc.
...The Smarter Way to Store!

Best In Class Operating Performance

Q3 2020 YoY SS Revenue Growth


3.3%
1.2%
0.1%
0.0%
(1.5%)
(2.7%)
SmartStop
LifeStorage
CUBESMART
ExtraSpace Storage
Public Storage

Q3 2020 YoY SS NOI Growth


4.7%
0.4%
0.2%
(1.6%)
(2.7%)
(3.7%)
SmartStop
LifeStorage
CUBESMART
ExtraSpace Storage
Public Storage

Q3 2020 Ending Same Store Occupancy


95.9%
94.6%
94.3%
93.2%
92.2%
91.9%
ExtraSpace Storage
Public Storage
CUBESMART
LifeStorage
SmartStop

Q3 2020 YoY SS Occupancy Growth(1)


3.1%
2.9%
2.6%
2.1%
2.0%
1.8%
SmartStop
LifeStorage
ExtraSpace Storage
Public Storage
CUBESMART

Source: Company data and filings.
Note: SmartStop represents standalone entity prior to pending merger with SST IV.
(1) Reflects year-over-year occupancy growth for end of period.

NAREIT Presentation 18

Industry Leader In Customer Experience

SmartStop Self Storage REIT, Inc.
...The Smarter Way to Store!®

Technology-driven platform gives SmartStop the ability to meet customers' unique service needs

SmartStop

Dedicated In-House Call Center

- Dedicated call center employees streamline the customer experience
- Agents able to use web-based or SMS text features to complete leasing process to meet customer needs

Online Rentals

- Convenient online access allowing customers to seamlessly browse available units and rent units on the web
- SmartStop's state-of-the-art website is optimized to reduce barriers in the shopping experience and fast loading times

Online Reservations

- Ability to search for and reserve units at one of SmartStop's 140+ locations
- Integrated into revenue management system to update pricing and occupancy real time

Walk-Ins

- Highly-trained SmartStop employees on facility premises to accommodate walk-ins
- Staff trained to utilize SmartStop's management technology and tools to provide high-quality in-person sales experience

NAREIT Presentation 19

Sophisticated Operating And Analytics Technology Optimization of rental rates, discounts, and incentives driven by scientifically-based, proprietary pricing models Proprietary competitive rate analysis allows dynamic and real-time pricing based on forecasted future demand Evaluation and implementation of existing customer base to strategically manage rental revenue through the use of existing customer rate increases Unit mixes reviewed to optimize for occupancy and revenue Data analytics integrated into operating and marketing platforms providing accessible dashboards to business managers Advanced analytics combined with extensive training programs optimize sales State-of-the-art website is scalable across all electronic platforms (mobile, tablets, computers, etc.) Seamless integration with all platform and marketing efforts Automated ad campaigns and search engine marketing integrated with pricing and POS systems to drive high customer conversion rates Access to extensive and valuable customer data, including price sensitivity and other demographic / psychographic data Pricing Analytics Revenue Management Data & Performance Monitoring Web Development Digital Marketing SmartStop has made continued investment in technology through data science and analytics platforms

Multiple External Growth Strategies Ground Up Development Certificate of Occupancy Lease-Up Expansion / Repositioning High Occupancy Stabilized Growth Income + Growth Income

SmartStop Self Storage REIT, Inc.
...The Smarter Way to Store!®

SmartStop JV Relationship With SmartCentres

SmartStop Self Storage REIT, Inc. ...The Smarter Way to Store!® / SMARTCENTRES®

Joint Venture Summary

- 50/50 joint venture with SmartCentres (TSX: SUR.UN), one of Canada's largest fully-integrated REITs
- Provides exclusive right in certain markets to develop self storage facilities at multiple SmartCentres shopping centers
- Sets foundation to significantly grow in strategically located Canadian markets
- Currently have 10 facilities in JV with a total JV investment of $213 million[1]:
  - Comprising ~9,000 units and ~0.9 million square feet
  - 2 operational facilities under managed REITs with Dupont at SSGT II and Laird East York at SST IV
  - 8 currently in various stages of development and planning at managed REITs, including 5 at SST IV and 3 at SSGT II

2017

FEBRUARY 2017
SmartStop announces LOI for JV with SmartCentres to develop facilities at SmartREIT shopping centers in Canada

2018

JUNE 2018
First property JV formed for East York development property

2019

NOVEMBER 2019
JV formed for existing self storage acquisition in Toronto

2020

JULY 2020
First JV development opened in East York

AUGUST 2020
5th contribution of JV development sites

East York, ONT (Toronto MSA)


SmartStop

Dupont St, ONT (Toronto MSA)


SmartStop Self Storage
1120

Note: Joint Venture properties are held in various entities, including through SmartStop's managed REITs (SST IV and SSGT II).
(1) Represents estimated investment upon completion of properties, in CAD $.

NAREIT Presentation 22

Active Consolidation Creates Scale & Efficiency

SmartStop
Self Storage REIT, Inc.
...The Smarter Way to Store!®

Demonstrated ability to acquire companies with embedded growth

Merger Overview – Strategic Storage Growth Trust

Merger announced October 1, 2018 and closed January 24, 2019
All-Cash merger valued at $350 million

SSGT portfolio – physical occupancy and total revenue since acquisition
$ Millions



Revenue (1)
Occupancy (2)
$3.9
$5.5
$5.8
$6.0
$6.1
$6.1
$6.7
77%
80%
82%
81%
83%
84%
87%
89%
1/24/19
3/31/19
6/30/19
9/30/19(3)
12/31/19(3)
3/31/20(3)
6/30/20(3)
9/30/20(3)

	SmartStop	SSGT	At Close 1/24/19
Self Storage Properties	83	28	111
Number of States / Provinces	15	11	18
Square Footage (millions)	6.0	2.1	8.1
Occupancy [6]	87%	77%	84%
Same Store Revenue Per Square Foot [6]	$15.81	$13.91	$15.51

Merger Overview – Strategic Storage Trust IV

Merger announced November 10, 2020

- On November 10, 2020, SmartStop announced it would be merging with Strategic Storage Trust IV in a stock-for-stock transaction scheduled to close in the first half of 2021[4]
- Adds 29 storage assets across 9 states and Toronto to SmartStop's existing portfolio, including 5 JV assets
- The approximately $370 million transaction will add SST IV's high quality assets to SmartStop and further position the Company to recognize expense efficiencies, reduce borrowing costs, and aggregate additional size and scale[4]

	SmartStop	SST IV [5]	As Of 11/10/20
Self Storage Properties	112	29	141
Number of States / Provinces	18	10	19
Square Footage (millions)	8.2	2.6	10.8
Occupancy [6]	92%	89%	91%
Same Store Revenue Per Square Foot [6]	$16.03	$15.46	$15.94

(1) Total revenue each calendar quarter for 27 operating properties as of 6/30/19, 28 properties as of 9/30/19 and 12/31/19, and 29 properties as of 3/31/20 and 6/30/20. Excludes San Antonio II property from all periods.
(2) Physical Occupancy for 27 operating properties as of 6/30/19, 28 properties as of 9/30/19 and 12/31/19, and 29 properties as of 3/31/20 and 6/30/20. Excludes San Antonio II property, which was sold in October 2019, from all periods.
(3) Physical occupancy affected by the inclusion of Gilbert and Toronto properties in July and March, respectively. Equivalent 9/30/19, 12/31/19, 3/31/20, 6/30/20 and 9/30/20 occupancy for the 27 properties would have been 84%, 85%, 86%, 90% and 92%, respectively.
(4) No Guarantee the SST IV merger will close
(5) Includes 5 JV properties at SST IV.
(6) SmartStop at 12/31/18 and SSGT at 9/30/18 for SSGT merger. SmartStop and SST IV at 9/30/20 for SST IV merger. SST IV occupancy and same store revenue per square foot include only wholly-owned properties, excluding JVs.

23

Conservative And Diversified Capital Structure

SmartStop Self Storage REIT, Inc.
...The Smarter Way to Store!

NAV / Share	Debt + Pref / TEV[1]	Dividend Yield[2]	Wtd. Avg. Interest Rate[3]
$10.40	54%	5.8%	3.7%

Capital Stack



Fixed Rate Debt 39%
Common Stock 40%
$1.6 Billion
Total Capitalization
Variable Rate Debt 6%
Preferred Equity 9%
OP Unit Equity 6%

Debt Maturity Schedule[4]

$Millions



$12
$169
$282
$99
$52
$104
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Variable Rate Debt
Fixed Rate Debt

Note: Capital structure as of 9/30/20 per Company filings. SmartStop represents standalone entity prior to pending merger with SST IV.
(1) TEV is calculated as equity value (based on NAV at $10.40 per share) plus preferred plus principal value of debt for most recent quarter.
(2) Based on current dividend rate of $0.00164 per day per share on common stock Class A and Class T shares.
(3) Based on effective interest rates at period end Q3 2020, excluding impact of interest rate derivatives.
(4) Debt with interest rate swaps considered to be fixed rate. Reflects execution of debt extensions as available. Reflects balloon payment of existing balances at maturity, without any scheduled principal amortization.

NAREIT Presentation 24

$200 Million Series A Convertible Preferred Issuance Transaction Summary October 29, 2019 – SmartStop entered into a purchase agreement with Extra Space Storage Initial convertible preferred issuance of $150 million on October 29, 2019 and additional draw of $50 million on October 26, 2020 Coupon of 6.25% with built-in ratchet after 5th year of 0.75% per year until redeemed EXR has ability to convert to common stock at $10.66 per common share Proceeds used to repay debt, pursue acquisitions and for other general corporate purposes $200 Million Series A Convertible Preferred Debt Paydown Acquisitions General Working Capital

Decades of Collective Industry Experience Nicholas Look General Counsel 3 Years Storage Experience Board of Directors Executive Team Joe Robinson Chief Operations Officer 11 Years Storage Experience H. Michael Schwartz Founder & Executive Chairman 16 Years Storage Experience Michael McClure Chief Executive Officer 12 Years Storage Experience Wayne Johnson President & CIO 34 Years Storage Experience James Barry CFO & Treasurer 8 Years Storage Experience Mike Terjung Chief Accounting Officer 11 Years Storage Experience Gerald Valle SVP - Storage Operations 31 Years Storage Experience Environmental, Social and Corporate Governance Broad solar panel installation and LED lighting installation initiatives Benefits, training, and development programs for employees Charitable contributions including donation to breast cancer research Separation of Chairman and CEO roles 60% of Board members are independent, 20% female

Appendix

Reconciliation: Net Income to Net Operating Income $Thousands

Additional Information Regarding NOI, FFO & FFO, as adjusted Funds from Operations (“FFO”) and FFO, as adjusted Funds from operations (“FFO”) is an industry wide metric promulgated by the National Association of Real Estate Investment Trusts, or NAREIT, which SmartStop believes to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. SmartStop defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above. SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate our operating performance. SmartStop previously used Modified Funds from Operations (“MFFO”) (as defined by the Institute for Portfolio Alternatives) as a non-GAAP measure of operating performance. SmartStop replaced the MFFO measure with FFO, as adjusted, because FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies. In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related intangible amortization, acquisition related costs, contingent earnout expenses, accretion of fair value of debt adjustments, gains or losses from extinguishment of debt, accretion of deferred tax liabilities, realized and unrealized gains/losses on foreign exchange transactions, and gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, which it believes are not indicative of the SmartStop’s overall long-term operating performance. SmartStop excludes these items from GAAP net income to arrive at FFO, as adjusted, as they are not the primary drivers in its decision-making process and excluding these items provides investors a view of our continuing operating portfolio performance over time and makes our results more comparable period to period and to other REITs, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of its operating performance when it formulates corporate goals and evaluates the effectiveness of its strategies. Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and FFO, as adjusted, should not be considered as an alternative to net income (determined in accordance with GAAP) and should be reviewed in conjunction with other measurements as an indication of our performance. Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and we would have to adjust our calculation and characterization of FFO or FFO, as adjusted.

Additional Information Regarding NOI, FFO & FFO, as adjusted Net Operating Income or (“NOI”) NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI (also referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.